EXHIBIT 99.1

Investments in Product-Led Strategy Drove Yelp’s Strong
2023 Results

2023 Net Revenue reached a record high of $1.34 billion
2023 Net Income up 173% to a strong $99 million
2023 Adjusted EBITDA grew 23% to a record $330 million
Expects 2024 Net Revenue in the range of $1.42 billion to $1.44 billion and Adjusted EBITDA¹ in the range of $315 million to $335 million
Board of Directors authorized $500 million increase to share repurchase program

SAN FRANCISCO--(BUSINESS WIRE)--Feb. 15, 2024--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the fourth quarter and full year ended Dec. 31, 2023 in the Q4 and Full Year 2023 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“Yelp delivered one of our strongest financial performances ever in 2023,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We grew net revenue to a new high and nearly tripled our net income year over year. We also rolled out nearly 60 new product features and updates in the last 12 months. Looking ahead, we're increasing our focus on our Services categories in 2024 as we execute on a robust product roadmap to build Yelp into the best place for consumers to connect with trusted service pros and drive more quality leads to advertisers. Our team has repeatedly shown that focusing on our product-led strategy can drive durable growth, and we remain confident in the significant opportunities ahead to drive shareholder value over the long term.”

“Investments in our long-term strategic initiatives have led to multiple records as local advertisers continued to see the value of Yelp’s high-intent audience in 2023,” said David Schwarzbach, Yelp’s chief financial officer. “Net revenue increased by 12% year over year to a record $1.34 billion, while net income grew to $99 million, representing a 7% net income margin. Adjusted EBITDA grew by 23% year over year, representing a 25% adjusted EBITDA margin. As we look ahead to 2024, we're focused on executing against our growth initiatives for the long term."

¹ Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

2023 Key Business Highlights
Yelp’s product-led business model drove a number of record results in 2023:

•Net revenue increased by 12% year over year to a record $1.34 billion, at the high end of the outlook range we provided in November 2023 and approximately $30 million above the high end of the initial outlook range we provided in February 2023.

•Net income increased by approximately by 173% year over year to $99 million, representing a 7% net income margin.
•Adjusted EBITDA grew 23% year over year to $330 million, $6 million above the high end of the outlook range we provided in November 2023 and $20 million above the high end of the initial outlook range we provided in February 2023, representing a 25% adjusted EBITDA margin.
•Total advertising revenue increased by 13% year over year to a record $1.28 billion, driven by strong advertiser demand.
•Ad clicks for the year returned to year-over-year growth, increasing 5% from 2022. Average CPC for the year increased 9% as a result of robust advertiser demand for Yelp’s valuable, high-intent clicks, demonstrated by record average revenue per paying advertising location.
•In Services, Yelp demonstrated consistent year-over-year revenue growth throughout 2023, resulting in a record $793 million of advertising revenue from Services businesses for the year, up 14% from 2022. Advertiser demand was particularly robust in the Home Services category, where annual revenue increased by approximately 20% year over year and at a compound annual growth rate of nearly 20% from 2019.
•Advertising revenue from Restaurants, Retail & Other businesses increased by 10% year over year to a record $483 million, driven by growth in advertiser demand as reflected in average revenue per location. Average revenue per location grew sequentially in each quarter of 2023 to reach a record level in the fourth quarter.
•Advertising revenue from Yelp’s most efficient channels, Self-serve and Multi-location, together accounted for approximately 50% of Yelp’s 2023 advertising revenue. Self-serve revenue increased by approximately 20% year over year and Multi-location revenue grew by approximately 15% year over year.
•On the consumer side of Yelp’s business, Yelp introduced a number of new products to enhance the consumer experience with new discovery, review and Services features. These included an AI-powered search experience, Yelp Guaranteed and a more visual and interactive review-writing experience. While Yelp’s overall traffic levels remained approximately flat in 2023, Yelp users contributed 22 million new reviews in 2023 to reach a total of 287 million cumulative reviews. While app unique devices were down 3% year over year, mobile web traffic increased by 2% year over year.

Outlook
The company expects 2024 Net revenue will be in the range of $1.42 billion to $1.44 billion as our Services initiatives gain traction. The company also expects 2024 Adjusted EBITDA¹ will be in the range of $315 million to $335 million.

Quarterly Conference Call
Yelp will host a live webcast today at 2 p.m. Pacific Time to discuss the fourth quarter and full year 2023 financial results and outlook for the first quarter and full year 2024. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp

Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including its expected financial results for 2024, its plans to focus on its Services categories and execute against its growth initiatives for the long term in 2024, its robust roadmap to build Yelp into the best place for consumers to connect with trusted service pros and drive more quality leads to advertisers, and its ability to drive shareholder value over the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:
•macroeconomic uncertainty — including related to inflation, interest rates and supply chain issues, as well as severe weather events and the prevalence of seasonal respiratory illnesses — and its effect on consumer behavior, user activity and advertiser spending;
•the impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to drive continued growth through its strategic initiatives;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Josh Willis
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$313,911	$306,379
Short-term marketable securities	127,485	94,244
Accounts receivable, net	146,147	131,902
Prepaid expenses and other current assets	36,673	63,467
Total current assets	624,216	595,992
Property, equipment and software, net	68,684	77,224
Operating lease right-of-use assets	48,573	97,392
Goodwill	103,886	102,328
Intangibles, net	7,638	8,997
Other non-current assets	161,726	133,989
Total assets	$1,014,723	$1,015,922

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$132,809	$137,950
Operating lease liabilities — current	39,234	39,674
Deferred revenue	3,821	5,200
Total current liabilities	175,864	182,824
Operating lease liabilities — long-term	48,065	86,661
Other long-term liabilities	41,260	36,113
Total liabilities	265,189	305,598

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,786,667	1,649,692
Treasury stock	(282)	—
Accumulated other comprehensive loss	(12,202)	(15,545)
Accumulated deficit	(1,024,649)	(923,823)
Total stockholders’ equity	749,534	710,324
Total liabilities and stockholders’ equity	$1,014,723	$1,015,922

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenue	$342,376	$309,103	$1,337,062	$1,193,506

Costs and expenses:
Cost of revenue(1)	29,616	28,483	114,229	105,705
Sales and marketing(1)	132,297	126,357	556,605	514,927
Product development(1)	78,323	72,225	332,570	305,561
General and administrative(1)	66,822	37,967	212,431	164,108
Depreciation and amortization	10,303	10,687	42,184	44,852
Total costs and expenses	317,361	275,719	1,258,019	1,135,153
Income from operations	25,015	33,384	79,043	58,353
Other income, net	8,775	3,478	26,039	8,425
Income before income taxes	33,790	36,862	105,082	66,778
Provision for income taxes	6,384	16,717	5,909	30,431
Net income attributable to common stockholders	$27,406	$20,145	$99,173	$36,347

Net income per share attributable to common stockholders
Basic	$0.40	$0.29	$1.43	$0.51
Diluted	$0.37	$0.28	$1.35	$0.50

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	68,790	70,001	69,221	70,867
Diluted	73,159	71,607	73,596	73,402

(1) Includes stock-based compensation expense as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$1,248	$1,060	$5,274	$4,761
Sales and marketing	8,266	8,160	35,187	33,621
Product development	22,627	20,090	97,515	86,871
General and administrative	8,006	7,027	35,475	30,837
Total stock-based compensation	$40,147	$36,337	$173,451	$156,090

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income	$99,173	$36,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,184	44,852
Provision for doubtful accounts	40,702	25,006
Stock-based compensation	173,451	156,090
Amortization of right-of-use assets	28,084	32,810
Deferred income taxes	(22,150)	(56,621)
Amortization of deferred contract cost	24,035	18,827
Asset impairment	23,563	10,464
Other adjustments, net	(410)	1,036
Changes in operating assets and liabilities:
Accounts receivable	(54,947)	(49,555)
Prepaid expenses and other assets	(5,123)	(36,032)
Operating lease liabilities	(39,734)	(40,057)
Accounts payable, accrued liabilities and other liabilities	(2,548)	49,142
Net cash provided by operating activities	306,280	192,309

Investing Activities
Purchases of marketable securities — available-for-sale	(148,448)	(127,080)
Sales and maturities of marketable securities — available-for-sale	117,916	32,821
Maturities of other investments	2,500	—
Purchases of property, equipment and software	(26,847)	(31,979)
Other investing activities	195	94
Net cash used in investing activities	(54,684)	(126,144)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	39,510	23,497
Taxes paid related to the net share settlement of equity awards	(85,180)	(61,023)
Repurchases of common stock	(199,999)	(200,006)
Payment of issuance costs for credit facility	(1,109)	—
Net cash used in financing activities	(246,778)	(237,532)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,046	(2,136)

Change in cash, cash equivalents and restricted cash	6,864	(173,503)
Cash, cash equivalents and restricted cash — Beginning of period	307,138	480,641
Cash, cash equivalents and restricted cash — End of period	$314,002	$307,138

Non-GAAP Financial Measures

This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software.

Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as material litigation settlements, impairment charges and fees related to shareholder activism;
•Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$27,406	$20,145	$99,173	$36,347
Provision for income taxes	6,384	16,717	5,909	30,431
Other income, net	(8,775)	(3,478)	(26,039)	(8,425)
Depreciation and amortization	10,303	10,687	42,184	44,852
Stock-based compensation	40,147	36,337	173,451	156,090
Litigation settlement(1)(2)	—	—	11,000	—
Asset impairment(1)	20,008	—	23,563	10,464
Fees related to shareholder activism(1)	581	—	1,252	—
Adjusted EBITDA	$96,054	$80,408	$330,493	$269,759

Net revenue	$342,376	$309,103	$1,337,062	$1,193,506
Net income margin	8%	7%	7%	3%
Adjusted EBITDA margin	28%	26%	25%	23%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Represents the loss contingency recorded in connection with the settlement of a putative class action lawsuit asserting claims under the California Invasion of Privacy Act. For additional information, see our most recently filed Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.
The following is a reconciliation of net cash provided by operating activities to Free cash flow for each of the periods indicated (in thousands; unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:
Net cash provided by operating activities	$79,170	$44,473	$306,280	$192,309
Purchases of property, equipment and software	(5,997)	(11,875)	(26,847)	(31,979)
Free cash flow	$73,173	$32,598	$279,433	$160,330

Net cash used in investing activities	$(8,219)	$(14,837)	$(54,684)	$(126,144)

Net cash used in financing activities	$(63,546)	$(55,508)	$(246,778)	$(237,532)